Exhibit 99.1

ONCOTHYREON FILES INVESTIGATIONAL NEW DRUG APPLICATION
FOR PX-866 ONCOLOGY COMPOUND

Bellevue, Washington - May 1, 2008 - Oncothyreon Inc. (Nasdaq: ONTY) (TSX:ONY) today announced that it has filed an investigational new drug (IND) application with the U.S. Food and Drug Administration for PX-866, a small molecule phosphatidylinositol-3-kinase (PI-3-kinase) inhibitor for the treatment of advanced cancers. Following FDA review, Oncothyreon plans to initiate a Phase 1 clinical trial of PX-866.

“PX-866 is a potent inhibitor of phosphatidylinositol-3-kinase that has demonstrated preclinical anti-tumor activity in models of human ovarian cancer, lung cancer and intracranial glioblastoma,” said Lynn Kirkpatrick, Ph.D., Chief Scientific Officer of Oncothyreon. “We believe that PX-866, an irreversible inhibitor of the kinase, will have dose and schedule advantages that may position it well in the current field of PI-3-kinase inhibitors.”

“This IND for PX-866 demonstrates the continued advancement of Oncothyreon’s small molecule oncology pipeline,” said Robert L. Kirkman, M.D., President and CEO of Oncothyreon.  In addition to the planned trial of PX-866, Oncothyreon is currently conducting a Phase 2 trial of PX-12, a small molecule inhibitor of thioredoxin-1, in patients with advanced pancreatic cancer and a Phase 1 trial of PX-478, a small molecule inhibitor of HIF-1 alpha, in patients with advanced solid tumors or lymphomas.

About PX-866
PX-866 is an inhibitor of the PI-3-kinase/PTEN/AKT pathway, an important survival signaling pathway that is activated in many types of human cancer. Aberrant activation and regulation of PI-3 kinase is implicated in a large proportion of human cancers including breast, glioma, colon, ovarian, prostate and melanoma, where it leads to increased proliferation and inhibition of apoptosis (programmed cell death).  PX-866 has been shown to induce prolonged inhibition of tumor PI-3 kinase signaling following both oral and intravenous administration. The compound has been shown to have good single agent in vivo anti-tumor activity and work well in combination with other agents in a number of human tumor models.

About Oncothyreon
Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon's goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Forward Looking Statements

In order to provide Oncothyreon's investors with an understanding of its current intentions and future prospects, this release contains statements that are forward looking, including statements related to future clinical development plans for PX-866. These forward-looking statements represent Oncothyreon's intentions, plans, expectations and beliefs and are based on its management's experience and assessment of historical and future trends and the application of key assumptions relating to future events and circumstances.

Forward-looking statements involve risks and uncertainties, including risks and uncertainties related to Oncothyreon's business and the general economic environment. Many of these risks and uncertainties are beyond Oncothyreon's control. These risks, uncertainties and other factors could cause our actual results to differ materially from those projected in forward-looking statements. Risks, uncertainties, and assumptions include those predicting the timing, duration and results of clinical trials, the timing and results of regulatory reviews, and the safety and efficacy of PX-866. There can be no guarantee that the results of preclinical studies or of early clinical trials will be predictive of either safety or efficacy in future clinical trials. These and other risks and uncertainties are described in the reports and other documents filed by Oncothyreon Inc. with the SEC and/or Canadian regulatory authorities.

Although Oncothyreon believes that any forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of the risks and uncertainties associated with Oncothyreon, you are encouraged to review the official corporate documents filed with the securities regulators in the United States on U.S. EDGAR and in Canada on SEDAR. Oncothyreon is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Investor and Media Relations Contact:
Julie Rathbun
Rathbun Communications
206-769-9219
ir@oncothyreon.com

ONCOTHYREON INC., 110 - 110th Avenue NE, Suite 685, Bellevue, WA 98004
Tel: (425) 450-0370   Fax:  (425) 450-0371
ONCOTHYREON CANADA INC.  2011 - 94 St., Suite 200, Edmonton, AB, Canada  T6N 1H1
Tel:  (780) 450-3761   Fax:  (780) 463-0871
http://www.oncothyreon.com